EXHIBIT 99

Contact:	Timothy M. Doyle Executive Managing Director, CFO 858.551.0511

FOR IMMEDIATE RELEASE

ITLA CAPITAL CORPORATION REPORTS
EARNINGS FOR THE QUARTER AND YEAR ENDED
DECEMBER 31, 2005

La Jolla, California (February 7, 2006) --- ITLA Capital Corporation (NASDAQ-ITLA) today reported net income for the quarter ended December 31, 2005, primarily resulting from the operations of its wholly-owned subsidiaries, Imperial Capital Bank (the Bank) and Imperial Capital Real Estate Investment Trust (the REIT) of $6.3 million or $1.08 per diluted share compared to $5.7 million or $0.93 per diluted share for the same period last year. President and Chief Executive Officer George W. Haligowski stated: "I'm pleased with our fourth quarter results, which are indicative of the accomplishments we've achieved during this year. The national expansion of our lending platform continues to progress as loan production from our lending operations outside of California represented over 30% of our internal loan production for the year. Also, our quarterly profitability has continued to improve throughout the year, despite competitive market conditions and a flattening yield curve."

Net interest income before provision for loan losses increased 13.6 percent to $24.0 million for the quarter ended December 31, 2005, compared to $21.1 million for the same period last year. The increase was primarily caused by additional interest income earned due to the growth in the average balance of our loan portfolio, and an increase in the average balance of higher yielding investment securities as compared to the quarter ended December 31, 2004. This increase was partially offset by additional interest expense incurred due to the growth in the average balance of interest bearing liabilities as compared to the same period last year, deposits repricing to higher current market interest rates, and the addition of new borrowings at higher current market interest rates.

Non-interest income was $5.6 million for the quarter ended December 31, 2005, compared to $234,000 for the same period last year. This increase primarily related to a $4.9 million gain recorded in connection with the sale of approximately $110.0 million of franchise loans, representing substantially all of our franchise loan portfolio. During 2005, the Bank deemphasized its franchise lending activities, focusing primarily on its commercial and multi-family real estate lending operations.

The provision for loan losses was $6.5 million for the quarter ended December 31, 2005, compared to $1.3 million for the same period last year. These provisions for loan losses were recorded to provide reserves adequate to support the known and inherent risk of loss in our loan portfolio and for specific reserves as of December 31, 2005 and 2004, respectively. The increase in the provision for loan losses relates primarily to the Bank's other loans of concern, which increased from $52.1 million at September 30, 2005 to $66.4 million at December 31, 2005. Other loans of concern consist of performing loans which have known information that have caused management to be concerned about the borrowers ability to comply with present loan repayment terms.

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ITLA Capital Corporation reports earnings
For the quarter and year ended December 31, 2005

General and administrative expenses increased to $12.0 million during the current quarter, compared to $10.3 million for the same period last year. The increase in general and administrative expenses was caused by the additional overhead expenses incurred resulting from the national expansion of our loan production platform. Our efficiency ratio (defined as recurring general and administrative expenses as percentage of net revenue) improved to 40.5 percent for the quarter ended December 31, 2005, as compared to 48.4 percent for the same period last year. The decrease in our efficiency ratio was caused primarily by the $4.9 million gain recorded during the quarter related to the franchise loan portfolio sale.

Loan production was $382.8 million for the quarter ended December 31, 2005, compared to $372.4 million for the same period last year. During the current quarter, the Bank originated $186.0 million of commercial real estate loans, $90.3 million of small balance multi-family real estate loans, $4.3 million of entertainment finance loans, and its wholesale loan operations acquired $102.2 million of small balance multi-family real estate loans. Loan production for the same period last year consisted of the origination of $122.6 million of commercial real estate loans, $84.3 million of small balance multi-family real estate loans, $22.9 million of entertainment finance loans, $6.1 million of franchise loans, and wholesale loan operations acquired $136.5 million of small balance multi-family real estate loans. Haligowski commented that: "This quarter represents a milestone for our national expansion efforts. For the first time, quarterly loan production from our lending offices operating outside of California exceeded $100 million, and includes over $42 million of commercial real estate loans. Production from these offices has grown consistently throughout the year."

Net income for the year ended December 31, 2005 decreased to $24.1 million or $4.04 per diluted share, compared to $30.6 million or $4.75 per diluted share for the same period last year. The decrease was primarily attributable to the absence of interest and fee income earned in connection with the Bank's refund anticipation loan (RAL) program, which terminated at the conclusion of the 2004 tax season. Despite the termination of the RAL program, net interest income before provision for loan losses increased 9.7 percent to $91.7 million for the year ended December 31, 2005, compared to $83.5 million for the same period last year. This increase was due to the growth in the average balance of our loan portfolio, a decrease in the average balance of low yielding short-term and overnight investments, and an increase in the average balance of higher yielding investment securities held-to-maturity as compared to the same period last year. The decline in the average balance of short-term and overnight investment securities was a result of the termination of the RAL program, which generated a substantial level of liquidity during the quarter ended March 31, 2004. The Bank invested this additional liquidity in short-term and overnight investments, which earned a lower yield than the Bank earns on its current investment portfolio. The increase in net interest income was partially offset by additional interest expense incurred due to the growth in the average balance of our interest bearing liabilities as compared to the same period last year, deposits repricing to higher current market interest rates, and the addition of new borrowings at higher current market interest rates.

Non-interest income was $6.6 million for the year ended December 31, 2005, compared to $14.5 million for the same period last year. As discussed above, non-interest income for the current year consisted primarily of a $4.9 million gain recorded in connection with the sale of franchise loans. During the year ended December 31, 2004, non-interest income included fee income earned in

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ITLA Capital Corporation reports earnings
For the quarter and year ended December 31, 2005

connection with the RAL program consisting of $9.3 million of net premiums on the sale of RAL loans and $4.6 million of processing and administrative fees.

The provision for loan losses was $10.3 million for the year ended December 31, 2005, compared to $4.7 million for the same period last year. These provisions for loan losses were recorded to provide reserves adequate to support the known and inherent risk of loss in our loan portfolio and for specific reserves as of December 31, 2005 and 2004, respectively. As discussed above, the provision increased during the year due to an increase in the Bank's other loans of concern, a 40.3% increase in the Bank's loan portfolio, and the increase in non-performing loans. Non-performing loans totaled $24.3 million and $14.7 million, respectively, at December 31, 2005 and 2004. This increase in non-performing loans was primarily attributable to the migration of two lending relationships to non-performing status during the year.

General and administrative expenses increased to $46.3 million for the year ended December 31, 2005, compared to $42.0 million for the same period last year. As discussed above, the increase in general and administrative expenses was caused by the additional overhead expenses incurred in connection with the national expansion of our loan production platform over the same period last year. The Company's efficiency ratio (defined as recurring general and administrative expenses as percentage of net revenue) was 47.1 percent for the year ended December 31, 2005, compared to 42.9 percent for the same period last year. The variance in our efficiency ratio was primarily due to the decline in net revenue earned as a result of the termination of the RAL program.

Loan production was $1.6 billion for the year ended December 31, 2005, compared to $1.0 billion for the same period last year. During the current year, the Bank originated $525.8 million of commercial real estate loans, $322.8 million of small balance multi-family real estate loans, $68.7 million of entertainment finance loans, $2.4 million of franchise loans, and its wholesale loan operations acquired $595.3 million of small balance multi-family and $128.5 million of single-family real estate loans. Loan production for the same period last year consisted of $498.3 million of commercial real estate loans, $238.0 million of small balance multi-family real estate loans, $92.2 million of entertainment finance loans, $52.1 million of franchise loans, and wholesale loan operations acquired $136.5 million of small balance multi-family real estate loans.

Total assets increased $733.1 million to $3.1 billion at December 31, 2005, compared to $2.3 billion at December 31, 2004. The increase in total assets was primarily due to a $738.0 million increase in our loan portfolio, a $25.7 million increase in investment securities available-for-sale, and a $20.6 million increase in FHLB stock, partially offset by a $62.1 million decline in investment securities held-to-maturity and an $8.3 million increase in the allowance for loan losses.

At December 31, 2005, non-performing assets totaled $28.2 million or 0.92 percent of total assets as compared to $14.7 million or 0.63 percent as of December 31, 2004. The increase was primarily attributable to the migration of two lending relationships to non-performing status during the year. Despite this increase, non-performing assets as a percentage of total assets was below our 1.08 percent average for the past five years. The allowance for loan loss coverage ratio (defined as the allowance for loan losses divided by non-accrual loans) at December 31, 2005 was 180.6 percent as compared to 242.2 percent at December 31, 2004.

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ITLA Capital Corporation reports earnings
For the quarter and year ended December 31, 2005

The allowance for loan losses as a percentage of our total loans was 1.7 percent at December 31, 2005, as compared to 1.9 percent at December 31, 2004. The decrease in this percentage primarily reflects the decline in our overall risk profile due to a broader geographic diversification of our real estate loan portfolio resulting from a higher concentration of non-California small balance multi-family loans as a percentage of our total loan portfolio. During the year ended December 31, 2005, we had net charge-offs of $1.9 million, compared to net charge-offs of $2.6 million for the same period last year.

At December 31, 2005, shareholders' equity totaled $204.5 million or 6.7 percent of total assets. During the current quarter, we repurchased 48,630 shares at an average price of $50.79 per share. For the year ended December 31, 2005, we repurchased 431,738 shares at an average price of $52.40. Since beginning share repurchases in April 1997, a total of 3.3 million shares have been repurchased returning approximately $90.0 million of capital to our shareholders at an average price of $27.22 per share. Through our stock repurchase program, all of the contributed capital from our initial and secondary stock offerings has been returned to shareholders. The Company's book value per share of common stock was $37.85 as of December 31, 2005, an increase of 7.9 percent, from $35.09 per share as of December 31, 2004.

The Bank had Tier 1 leverage, Tier 1 risk-based and total risk-based capital ratios at December 31, 2005 of 9.10 percent, 10.96 percent and 12.22 percent, respectively, which represents $119.8 million, $120.3 million and $53.8 million, respectively, of capital in excess of the amount required to be "well capitalized" for regulatory purposes. In addition, the Company, the Bank's holding company, had Tier 1 leverage, Tier 1 risk-based and total risk-based capital ratios at December 31, 2005 of 9.08 percent, 11.01 percent, and 12.96 percent, respectively, which represents $120.9 million, $122.4 million and $72.2 million, respectively, of capital in excess of the amount required to be "well capitalized".

Haligowski concluded: "We are proud of our 2005 results, and for the tenth consecutive year, we reported record profitability from our core operations. Total assets exceeded $3 billion for the first time in our 31 year history and represents a six-fold increase in the Company's assets during our tenure as a public company. In addition, 2005 asset growth of $700 million exceeded the Company's total assets of $500 million at our IPO in October 1995. This year also marked the successful transformation of our Bank into a national commercial real estate lender."

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995:
This release contains forward looking statements that are subject to risks and uncertainties, including, but not limited to, changes in economic conditions in the Company's market areas, changes in policies by regulatory agencies, the impact of competitive loan products, loan demand risks, the quality or composition of the loan or investment portfolios, increased costs from pursuing the national expansion of our small balance multi-family lending platform and operational challenges inherent in implementing this expansion strategy, fluctuations in interest rates, and changes in the relative differences between short- and long-term interest rates, levels of non-performing assets and other loans of concern, and operating results, the economic impact of terrorist actions and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission. The Company cautions readers not to place undue reliance on any forward-looking statements. The Company does not undertake and specifically disclaims any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the

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ITLA Capital Corporation reports earnings
For the quarter and year ended December 31, 2005

date of such statements. These risks could cause the Company's actual results for 2006 and beyond to differ materially from those expressed in any forward looking statements by, or on behalf of, the Company.

ITLA Capital Corporation is the largest financial services company headquartered in San Diego, California, and conducts its operations through Imperial Capital Bank and Imperial Capital Real Estate Investment Trust. Imperial Capital Bank has seven retail branch locations and 27 loan production offices serving the Western United States, the Southeast, the Mid-Atlantic States, the Ohio Valley, the Metro New York area and New England.

For additional information, contact Timothy M. Doyle, Executive Managing Director and Chief Financial Officer, at (858) 551-0511.

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ITLA CAPITAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31,
	2005	December 31,
	(unaudited)	2004
	(in thousands except share amounts)
Assets
Cash and cash equivalents	$ 93,747	$ 87,580
Investment securities available-for-sale, at fair value	92,563	66,845
Investment securities held-to-maturity, at amortized cost	233,880	296,028
Stock in Federal Home Loan Bank	43,802	23,200
Loans, net (net of allowance for loan losses of $43,817 and
$35,483 as of December 31, 2005 and December 31, 2004, respectively)	2,523,480	1,793,815
Interest receivable	16,287	10,695
Other real estate owned, net	3,960	-
Premises and equipment, net	6,718	6,645
Deferred income taxes	12,717	10,468
Goodwill	3,118	3,118
Other assets	20,924	19,677
Total assets	$ 3,051,196	$ 2,318,071
Liabilities and Shareholders' Equity
Liabilities:
Deposit accounts	$ 1,735,428	$ 1,432,032
Federal Home Loan Bank advances and other borrowings	992,557	584,224
Accounts payable and other liabilities	32,130	20,491
Junior subordinated debentures	86,600	86,600
Total liabilities	2,846,715	2,123,347
Commitments and contingencies
Shareholders'' equity:
Preferred stock, 5,000,000 shares authorized, none issued
Contributed capital - common stock, $.01 par value; 20,000,000 shares authorized, 8,978,998 and 8,703,894 issued as of December 31, 2005
and December 31, 2004, respectively	78,004	69,327
Retained earnings	220,095	196,032
Accumulated other comprehensive (loss) income, net	(364)	78
	297,735	265,437
Less treasury stock, at cost - 3,576,695 and 3,154,290 shares
as of December 31, 2005 and December 31, 2004, respectively	(93,254)	(70,713)
Total shareholders' equity	204,481	194,724
Total liabilities and shareholders' equity	$ 3,051,196	$ 2,318,071
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ITLA CAPITAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2005	2004	2005	2004
	(in thousands except per share amounts)
Interest income:
Loans, including fees	$ 46,321	$ 30,277	$ 159,720	$ 115,663
Cash and investment securities	4,575	3,728	18,438	9,291
Total interest income	50,896	34,005	178,158	124,954
Interest expense:
Deposit accounts	16,885	8,285	53,807	27,916
Federal Home Loan Bank advances and other borrowings	8,142	3,024	25,508	7,343
Junior subordinated debentures	1,907	1,600	7,171	6,159
Total interest expense	26,934	12,909	86,486	41,418
Net interest income before provision for loan losses	23,962	21,096	91,672	83,536
Provision for loan losses	6,500	1,275	10,250	4,725
Net interest income after provision for loan losses	17,462	19,821	81,422	78,811
Non-interest income:
Gain on sale of loans, net	4,911	-	4,911	9,284
Late and collection fees	152	79	536	338
Other	537	155	1,127	4,886
Total non-interest income	5,600	234	6,574	14,508
Non-interest expense:
Compensation and benefits	5,422	4,904	21,737	21,444
Occupancy and equipment	1,796	1,603	7,177	5,924
Other	4,768	3,806	17,344	14,666
Total general and administrative	11,986	10,313	46,258	42,034
Real estate owned expense, net	204	14	204	127
Provision for losses on other real estate owned	-	-	-	1,000
Gain on sale of other real estate owned, net	-	-	(11)	(415)
Total real estate owned expense, net	204	14	193	712
Total non-interest expense	12,190	10,327	46,451	42,746
Income before provision for income taxes	10,872	9,728	41,545	50,573
Provision for income taxes	4,567	4,015	17,482	19,948
NET INCOME	$ 6,305	$ 5,713	$ 24,063	$ 30,625
BASIC EARNINGS PER SHARE	$ 1.11	$ 0.98	$ 4.19	$ 5.04
DILUTED EARNINGS PER SHARE	$ 1.08	$ 0.93	$ 4.04	$ 4.75
END